EXHIBIT 10.1
March 11, 1997
Revised March 13, 1997


Mitchell J. Lahr
26425 Pheasant Run Drive
Mundelein, IL  60060

Dear Mitch:

I am excited about your accepting the challenge to join the Morgan team as Chief Administrative Officer as we gear up our efforts to accelerate our turnaround program and move forward with our acquisition strategy. I know that your strengths and energy level are a good match for what needs to be addressed. I am looking forward to having a hard charging team that can have some fun as we work together to increase value for our shareholders.

I have contacted Doug Calvin who is the managing partner for Price Waterhouse, our auditing firm. He is prepared to meet with you in Chicago and brief you on our business from his perspective. In addition, he has assured me that he and his firm can assist you with those functions that are related to reporting requirements. I feel very comfortable with managing investor relations and getting you involved in that effort. In addition, I will be having Frode Jensen, our chief legal counsel, contacting you to review the legal aspects relative to the responsibilities that you will have from a public company perspective. Both of these individuals who will contact you have been involved with the business for several years and are "straight shooters" that you can trust.

The following is a summary of your employment offer that we have previously discussed:


Base salary--$225,000

o.1997 bonus guarantee--50% of base ($112,500)

o. Standard bonus program is 50% target, 75% maximum

o. Stock options 100,000 at market price; 50% vested in 12 months, 50% vested in 24 months

o. Employment contract for two years with a minimum severance of  one year

o. Company car per our program, or equivalent allowance, grossed up for personal use

o. Country club membership, or equivalent

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Mitchell J. Lahr
March 11, 1997
Page 2


o You are eligible to participate in the newly created long-term incentive plan for the executive group. For the CFO position, the annualized goal is $85,000. I am recommending your goal at $100,000. This is a three year rolling plan with full payout at the end of three years, i.e. in February 2000 and every year thereafter.

o Standard moving policy covering moving expenses associated with sale of home, purchase of home, temporary living expenses, and a moving allowance of no less than one months salary. We will also guarantee no loss on the sale of your existing residence.

o A benefits package comparable to the other executives including life insurance of 4x base, executive disability insurance of approximately 70% of base, 401K with executive deferral, health insurance, etc.

o Change of control will be between 1.5x and 2.0x of base plus average bonus plus benefits.

Mitch, I believe this covers what we have discussed. If you have any question, please give me a call. Pam and I look forward to seeing you and your family and giving you whatever help we can as you relocate to a WARMER CLIMATE.

Best regards,

/s/ Larry R. Robinette
Larry R. Robinette
President and Chief Executive Officer



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